Exhibit 5.1

Stepan Company Corporate Headquarters 1101 Skokie Boulevard, Suite 500 Northbrook, Illinois 60062 Telephone (847) 446-7500 www.stepan.com

April 29, 2025

Stepan Company

1101 Skokie Boulevard, Suite 500

Northbrook, Illinois 60062

Re:	Registration Statement on Form S-8 Filed by Stepan Company

Ladies and Gentlemen:

I am Interim General Counsel and Interim Assistant Secretary of Stepan Company, a Delaware corporation (the “Company”), and, as such, I and the attorneys that I supervise, have acted as counsel for the Company in connection with the registration of an additional 500,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, pursuant to the Stepan Company 2022 Equity Incentive Compensation Plan (As Amended and Restated Effective April 29, 2025) (the “A&R 2022 Plan”). In connection with the opinion expressed herein, I, and the attorneys that I supervise, have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares that may be issued or delivered and sold pursuant to the A&R 2022 Plan and the authorized forms of stock awards, restricted stock awards or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the A&R 2022 Plan and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In rendering the opinion above, I have assumed that each award under the A&R 2022 Plan will be approved by the Board of Directors of the Company or an authorized committee thereof.

April 29, 2025

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares to be issued and sold pursuant to the A&R 2022 Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kamel Aranki

Kamel Aranki
Interim General Counsel and Interim Assistant
Secretary